EXHIBIT 10.23

               *CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN
                      OMITTED AND FILED SEPARATELY WITH THE
                      COMMISSION PURSUANT TO A REQUEST FOR
                             CONFIDENTIAL TREATMENT.

                             INTERNATIONAL EXCLUSIVE
                            DISTRIBUTORSHIP AGREEMENT

         THIS INTERNATIONAL EXCLUSIVE DISTRIBUTORSHIP AGREEMENT (this "Agreement") is made as of January 16, 2005 by and between Smart Energy Solutions, Inc., a corporation organized and existing under the laws of the State of Nevada, United States, having its principal place of business at 207 Piaget Avenue, Clifton, NJ 07011(the "Manufacturer") and ELCART DISTRIBUTION S.P.A., a corporation organized and existing under the laws of Italy, having its principal place of business in via Michelangelo Buonarroti 46, Cologno Monzese, Milan, Italy (the "Distributor").

                                    RECITALS

         WHEREAS, Manufacturer is the exclusive owner and has all right, title and interest to a group of related proprietary products known as the "Battery Brain Products", which are described in Exhibit A (the "Products"); and

         WHEREAS, Distributor desires to be appointed as the exclusive distributor of the Products in the territory set forth in Exhibit B (the "Territory"), and Manufacturer has agreed to appoint Distributor as its exclusive distributor on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the adequacy, sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

1. Appointment of Distributor.

         1.1      Grant of Exclusive Rights.

                  (a) Pursuant to the terms and conditions contained in this Agreement, Manufacturer hereby grants, and Distributor hereby accepts, the exclusive right to promote and sell the Products in the Territory to any person other than (i) a person engaged in the business of manufacturing motor vehicles and (ii) national governmental bodies and persons that have as their primary purpose to enter into contracts with national governmental bodies (a "Reserved Customer"). For purposes of clarification, the Distributor is permitted to promote and sell the Products in the Territory to state, county, city, town, borough, village, district or other entities exercising, or entitled or purporting to exercise, any governmental powers and a person that (A) has as its primary purpose to enter into contracts with such governmental bodies, or to engage primarily in activities carried out pursuant to an agreement or agreements with such governmental bodies, or (B) is owned by or is subject to the direction of such bodies, provided that such governmental bodies are not the national governmental bodies of such jurisdiction..

         1.2 Manufacturer's Distribution Rights. Manufacturer reserves for itself the rights to directly or indirectly sell the Products in the Territory to Reserved Customers.

         1.3 Outside the Territory. Distributor shall not, directly or indirectly, market or sell any Products to any person (a) located outside the Territory or (b) whom the Distributor knows or has reason to know will export the Products outside the Territory or will market or sell the Products outside the Territory. Distributor shall promptly refer to the Manufacturer all inquiries or orders for the Products from any of the foregoing persons.

         1.4 Alterations to Product. Manufacturer, at its option, subject to giving ninety (90) days' notice, may discontinue the manufacture and/or sale of any of the Products, and may modify or alter the Products as Manufacturer, in its sole discretion, deems appropriate.

2. Resales and Marketing by Distributor.

         2.1      Resales by Distributor

                  (a) Generally. Distributor shall be entitled to sell for its own account the Products in the Territory. Distributor shall have the right during the Term to describe itself as Manufacturer's "Authorized Distributor" for the Products in the Territory, but shall not hold itself out as Manufacturer's agent or as being entitled to bind Manufacturer in any way.

                  (b) Best Efforts. Distributor shall use its best efforts to sell the Products and to fully develop the market for the Products within the Territory. Distributor shall use its best efforts to promote the sale of the Products in the Territory in accordance with the Distributor's Business Plan (hereafter defined) and Manufacturer's policy and shall protect Manufacturer's interests. Distributor agrees that all its sales efforts shall be directed only to customers in the Territory.

                  (c) Resale Prices. Distributor shall be entitled to charge its customers the resale prices of the Products as it determines, provided that its objectives set forth in the Distributor's Business Plan (hereafter defined) are achieved. Distributor shall avoid such pricing policies as would clearly adversely affect the image of the Products.

         2.2 Preliminary Marketing Plan; Business Plan. Prior to or simultaneously herewith, Distributor has submitted to Manufacturer a preliminary marketing plan, briefly summarizing its plan for the promotion, marketing and distribution of the Products within the Term. Within one hundred twenty (120) days of the date hereof, Distributor shall submit to Manufacturer a detailed business plan (the "Distributor's Business Plan") of its promotion, marketing and distribution of the Products within the Term, including without limitation, sales targets for each quarter in the Term that are at least equal to or greater than the Guaranteed Minimum Target (defined in Section 2.6 below). Manufacturer and Distributor shall have the duty to negotiate in good faith the sales targets and other milestones set forth in the Distributor's Business Plan. Nothwithstanding anything contained herein to the contrary, if the Guaranteed Minimum Target amounts are not purchased by the Distributor as provided in
Section 2.6 below, the Distributor shall lose the exclusivity to promote and sell the Product in the Territory. In such case, the Manufacturer shall have the right to contract with another party to promote and sell the Product in the Territory.

         2.3 Marketing Materials. At Distributor's expense: (a) All marketing catalogues, sales brochures, manuals, packaging labels, warranties, disclaimers, technical materials, and all other information and material relating to the Products (the "Marketing Materials") provided by Manufacturer to Distributor shall be printed, published, and otherwise used by Distributor, as instructed by Manufacturer; and (b) Distributor shall cause any Marketing Materials provided by Manufacturer to be translated into the principal language or languages of the Territory within thirty (30) days after the date of receipt of such Marketing Materials. Manufacturer shall have the right to review Distributor's Marketing Materials, and upon Manufacturer's request, Distributor at its expense shall promptly provide to Manufacturer copies of the Marketing Materials and shall revise the Marketing Materials as may be requested by Manufacturer.

         2.4 Certain Marketing Obligations. In connection with the marketing and sale of the Products, Distributor shall:

                  (a) make clear, in all dealings with customers and prospective customers, that it is acting as distributor of the Products and not as agent of Manufacturer; and

                  (b) comply with all legal requirements from time to time in force relating to the importation, storage, marketing, distribution, and sale of the Products and all other laws applicable to the Products and Distributor's activities hereunder.

                  (c) The Manufacturer confirms that the products comply with the CE and all relevant European directives as well as RoHs directive valid at the date of signed Contract. The Manufacturer will provide the Distributor with the copies of named documents.


         2.5      Sales Targets.

                  (a) Preparation Period. For the twelve (12) month period following the date of this Agreement (the "Preparation Period"), Distributor shall not be required to purchase any Products. If Distributor purchases an initial order of 5,000 unit or more by January 2006 the manufacturer will guarantee the sale with a buy back assurance on the initial order. The Manufacture will also guarantee the price for the first 12 month period.

                  (b) Guaranteed Minimum Targets. During each of the periods set forth in the table below, Distributor shall purchase a quantity of units of the Products equal to at least the guaranteed minimum target (the "Guaranteed Minimum Target") for the applicable period set forth below. Distributor shall not be in violation of this Section 2.6(b) if, from the date of this Agreement until the last day of any of the applicable periods below, Distributor has purchased a quantity of units of the Products equal to at least the Aggregate Minimum Target set forth above.

---------------------------------------------------------------- ---------------------- ------------------
                            Period                              Guaranteed Minimum      Aggregate Minimum
                                                                      Target                Target
---------------------------------------------------------------- ---------------------- ------------------
1 year commencing on the date of this Agreement                  0 units                 0 ,units
---------------------------------------------------------------- ---------------------- ------------------
1 year period  commencing on the 13th month  following the date  _______units           ________units
of this Agreement
---------------------------------------------------------------- ---------------------- ------------------
1 year period  commencing on the 24th month  following the date  ________units          ________units
of this Agreement
---------------------------------------------------------------- ---------------------- ------------------

                  (c) Good Faith Negotiations. Prior to the 13th month following the date of this Agreement, Manufacturer and Distributor shall negotiate in good faith Guaranteed Minimum Targets for the following twelve (12) month period. Prior to the commencement of each successive twelve (12) month period of the Term thereafter, Manufacturer and Distributor shall negotiate in good faith Guaranteed Minimum Targets for such twelve (12) month period. If the parties fail to agree to Guaranteed Minimum Targets for any such period, then the parties shall be deemed to have agreed that the Guaranteed Minimum Target for such period shall be equal One Hundred and Twenty Five Percent (125%) of the Guaranteed Minimum Target set for the immediately preceding twelve (12) month period.

                  (d) Consequences of Non-Attainment of Minimum Targets. If at the end of the applicable year, the Guaranteed Minimum Target has not been attained, Manufacturer shall be entitled, at its option, subject to giving ten
(10) days notice, to (1) terminate this Agreement, or (2) cancel Distributor's exclusivity, or (3) reduce the extent of the Territory, or (4) increase the prices of the Products. This right shall, however, be exercised in writing not later than three (3) months after the end of the year in which the Guaranteed Minimum Target has not been attained.

                  (e) Minimum Inventory. During the Term, Distributor shall maintain an inventory of units of the Products sufficient to fulfill the forecasted demand for the Product in the Territory.

3. Purchase and Delivery of Products.

         3.1      Purchase.

                  (a) Submission of Purchase Order. Distributor shall order the Products from Manufacturer by submitting to Manufacturer a purchase order (the "Purchase Order") in the form approved by Manufacturer. Each Purchase Order shall be for a number of units of the Products equal to or greater than ten percent (10%) of the Guaranteed Minimum Target for the year in which the Purchase Order is placed. Distributor agrees to submit a Purchase Order no less than every three months during the Term, with the first Purchase Order __________to be submitted on or before the anniversary from the date hereof.

                  (b) Acceptance of Purchase Order. Promptly upon Manufacturer's receipt of a Purchase Order, Manufacturer shall either accept or decline the Purchase Order provided, however, that Manufacturer shall not unreasonably reject Purchase Orders. Nothing in this Agreement shall entitle Distributor to any priority of supply in relation to the Products as against Manufacturer's other distributors or customers.

                  (c) Cancellation of Purchase Order. Distributor may cancel a Purchase Order by delivering to Manufacturer written notice of intent to do so no later than fifteen (15) days after delivery of the Purchase Order .in that case the Distributor will pay 33% of the total order.

                  (d) Precedence of Terms. Sales of the Products pursuant to the Purchase Orders shall be governed by this Agreement and the Manufacturer's Standard Terms of Sale (the "Standard Terms") as they may be in effect from time to time, which may be changed by Manufacturer in its sole discretion. Manufacturer shall give to Distributor notice in writing of any material change in such Standard Terms prior to such change taking effect. To the extent that there is a conflict or inconsistency between the terms of this Agreement and the Standard Terms, the terms of this Agreement shall take precedence.

                  (e) Additional duties of Distributor. With respect to each Purchase Order, Distributor shall be responsible at Distributor's cost and expense for: (1) ensuring the accuracy of the Purchase Order; (2) providing Manufacturer with any information necessary to enable Manufacturer to process the order; (3) complying with applicable legal requirements in the Territory, including, without limitation, labeling and marketing legal requirements; and
(4) obtaining any necessary governmental permits, licenses, certificates of origin, approvals, and other requisite documents in respect of the importation of the Products into the Territory and their resale in the Territory.

         3.2      Delivery.

                  (a) Estimated Delivery Date. As soon as practicable after Manufacturer's acceptance of a Purchase Order, Manufacturer shall notify Distributor of the estimated delivery date (the "Estimated Delivery Date") for the Products purchased. Manufacturer shall use its best efforts to schedule the Estimated Delivery Date no later than sixty (60) days after Manufacturer's acceptance of a Purchase Order and to deliver by the Estimated Delivery Date the full quantity of Products ordered; however, time of delivery shall not be of the essence and accordingly Manufacturer shall have no liability to Distributor if, notwithstanding such efforts, there is any delay in delivery.

                  (b) Method of Delivery. Manufacturer shall deliver the purchased Products at Distributor's expense in accordance with the method specified in the Purchase Order.

         3.3 Title; Risk of Loss. The title to any of the Products shall not pass to Distributor until Manufacturer has received payment in full of Purchase Order; provided, nevertheless, that the risk of loss of or damage to any of the Products shall pass to Distributor from the time Manufacturer notifies Distributor that the Products are available for collection or from the time of delivery to the carrier at Manufacturer's premises, whichever is earlier.

         3.4 Time Limit for Rejection or Revocation of Acceptance of the Goods. Rejection or revocation of acceptance by Distributor of the Products must be made within seven (7) days after delivery of the Products to Distributor. No defective Products may be returned to Manufacturer unless first authorized in writing by Manufacturer.

4.       Payment for Products.

         4.1 Prices. The prices for the Products shall be set forth in Exhibit E, except as such prices may be adjusted pursuant to the terms of this Agreement. Such prices may be adjusted by Manufacturer once for each calendar year of the Term upon written notice delivered to Distributor no later than October 1 of the preceding calendar year.

         4.2 Transportation Costs. Distributor shall, in addition to the price, be liable for arranging and paying all costs of transportation and insurance. If Manufacturer, at its option, agrees at the request of Distributor to arrange for transportation and insurance as agent for Distributor, Distributor shall reimburse Manufacturer the full shipping, handling, and other expenses thereof and all the applicable provisions of this Agreement shall apply with respect to the payment of such costs as they apply to payment of the price of the Products.

         4.3 Taxes; Duties. All prices for the Products are exclusive of any applicable taxes, including sales tax or any other value-added tax, for which Distributor shall be additionally liable. Distributor shall pay costs and expenses of obtaining any necessary governmental permits, licenses, approvals, and other requisite documents in connection with the import or export of the Products and any applicable duties, customs, tariffs, or other charges thereon.

         4.4 Payment Method. Full payment in an amount equal to the purchase price of the Products ordered and all other payments for which Distributor is responsible pursuant to this Agreement shall be made in United States Dollars as follows:

                  (a) Once confirmation by Smart Energy Solutions of a Purchase Order the Distributor shall deliver to Manufacturer an irrevocable letter of credit in favor of Manufacturer, issued or confirmed by a bank approved by Manufacturer (the "Letter of Credit"). The Letter of Credit shall be in an amount to cover the value of the Purchase Order plus freight and insurance on said order; and

                  (b) If the Distributor wishes to pay for the Purchase Order by wire transfer and use the Letter of Credit to support recurring orders then the Distributor " shall deliver to Manufacturer a Wire Transfer equal to the amount due in connection with such Purchase Order no later than the delivery of purchase.

         4.5 Failure to Pay. If Distributor fails to pay the price and other amounts due for any Products prior to or on the date such payment is due, Manufacturer shall be entitled (without prejudice to any other right or remedy it may have) to:

                  (a) cancel or suspend any further delivery to Distributor;

                  (b) sell or otherwise dispose of any Products which are the subject of any order by Distributor, whether or not appropriated thereto, and apply the proceeds of sale to the overdue payment; and

                  (c) charge Distributor interest on the price at the rate of the lesser of one and one-half (1.5%) per cent per month from the date the payment became due until actual payment is made.

5. After Sales Service Support. Distributor shall have the sole responsibility to provide its customers with timely, professional, and adequate after sales technical support for the Products and any part thereof, in accordance with professional standards. Notwithstanding the foregoing, Distributor may refer to Manufacturer any of its customers who present any extraordinarily unusual problems that the Distributor is not capable of resolving, and the Manufacturer shall use its best efforts to provide such after sales technical support to Distributor's customers.

6. Manufacturer's Trademarks and Other Intellectual Property.

         6.1 Ownership by Manufacturer. Distributor understands and acknowledges that all intellectual property rights relating to the Products shall be owned solely by Manufacturer, and, except as expressly provided herein, Distributor has no, and shall not acquire any, intellectual property rights relating to the Products.

         6.2      Use of Trademarks.

                  (a) Manufacturer hereby authorizes Distributor to use Manufacturer's trademarks and trade names (collectively, the "Trademarks") in the Territory solely on or in relation to the Products for the purposes only of exercising its rights and performing its obligations under this Agreement. Such authorization shall cease immediately upon the expiration or termination, for any reason, of this Agreement; provided, however, that Distributor shall have the limited right to sell the Products in stock at the date of expiration of this Agreement which bear the Trademarks.

                  (b) Distributor shall ensure that each reference to and use of any of the Trademarks by Distributor is in a manner from time to time approved by Manufacturer and accompanied by an acknowledgment, in a form approved by Manufacturer, that the same is a trademark (or registered trademark) of Manufacturer.

         6.3      Prohibited Conduct.  Distributor shall not:

                  (a) Make any modifications to the Products;

                  (b) Alter, remove or tamper with any Trademarks, numbers, or other means of identification used on or in relation to the Products;

                  (c) Use any of the Trademarks in any way which might prejudice their distinctiveness or validity or the goodwill of Manufacturer therein or in any manner not previously approved by Manufacturer;

                  (d) Use in relation to the Products any trademarks other than the Trademarks without obtaining the prior written consent of Manufacturer; or

                  (e) Use in the Territory any trademarks so resembling any Trademark as to be likely to cause confusion or deception.

         6.4 Rights in Trademarks. Except as provided in this Section 6, Distributor shall have no rights in respect of any Trademarks used by Manufacturer in relation to the Products or of the goodwill associated therewith, and Distributor hereby acknowledges that, except as expressly provided in this Agreement, it shall not acquire any rights in respect thereof and that all such rights and goodwill are, and shall remain, vested in Manufacturer. Distributor shall not register any Trademarks (or which are confusingly similar to the Trademarks) in the Territory or elsewhere.

         6.5 Enforceability of Intellectual Property Rights. Manufacturer shall use its best efforts to secure adequate patent protection under the laws applicable in the Territory for any new Products launched during the 2006 calendar year. Distributor shall take all such steps as Manufacturer may reasonably require to assist Manufacturer in maintaining the validity and enforceability of the intellectual property rights of Manufacturer in the Territory provided that Manufacturer shall reimburse Distributor for all costs or other liabilities arising from or in connection with such steps which have previously been approved by Distributor in writing.

         6.6 Protection of Intellectual Property. Distributor shall not do or authorize any third party to do any act which would or might invalidate or be inconsistent with any intellectual property rights of Manufacturer.

         6.7 Notification of Infringement. Distributor shall promptly and fully notify Manufacturer of any actual, threatened or suspected infringement in the Territory of any intellectual property rights of Manufacturer which comes to Distributor's attention, and of any claim by any third party so coming to its attention that the importation of the Products into the Territory, or their sale therein, infringes any rights of any other person, and Distributor shall at the request and expense of Manufacturer do all such things as may be requested to assist Manufacturer in taking or resisting any proceedings in relation to any such infringement or claim.

         6.8      Confidential Information.

                  (a) "Confidential Information" means all items, materials and information which belong to Manufacturer and are not generally known to the public that have been or may hereafter be disclosed to Distributor by Manufacturer or by the directors, officers, employees, agents, consultants, advisors or other representatives, including legal counsel, accountants and financial advisors ("Representatives") of Manufacturer, irrespective of the form of the disclosure. Confidential Information is intended to be interpreted broadly and includes trade secrets and other proprietary or confidential information concerning the business and affairs of Manufacturer, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, supplier lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information); financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, and personnel training techniques and materials. Confidential Information also includes all notes, analyses, compilations, studies, summaries and other material prepared by Distributor containing or based, in whole or in part, upon any Confidential Information, including, without limitation, the Activity Reports.

                  (b) Distributor agrees that the Confidential Information (1) shall be kept in the strictest of confidence by Distributor; (2) shall be used only in the performance of its obligations hereunder and shall not at any time be used by Distributor, directly or indirectly, in any other fashion, either for its own account or the account of a third party; and (3) without limiting the foregoing, shall not be disclosed by Distributor, directly or indirectly, to any person, except with the specific prior written consent of the principal executive officer of Manufacturer.

                  (c) Upon termination, expiration, or cancellation of this Agreement for any reason, Distributor (i) shall promptly deliver to Manufacturer all documents or other materials disclosed by Manufacturer or any of Manufacturer's Representatives to Distributor constituting Confidential Information, together with all copies and summaries thereof in the possession or under the control of Distributor and (ii) shall destroy materials generated by Distributor that include or refer to any part of the Confidential Information, without retaining a copy of any such material.

7. Term and Termination.

         7.1 Term. The initial term of this Agreement shall be one (1) year , commencing as of the date hereof, unless cancelled or terminated earlier as provided in Sections 2.6 or 7.2 hereof or elsewhere in this Agreement (the "Initial Term"). Following the Initial Term, this Agreement shall be automatically renewed for successive one (1) year periods (each a "Renewal Term," and together with the Initial Term, the "Term") unless either party hereto delivers to the other party written notice of its intent not to renew no later than sixty (60) days prior to the expiration of the immediately preceding period.

         7.2      Earlier Termination.

                  (a) Manufacturer shall be entitled to terminate this Agreement by giving not less than twenty (20) days' written notice to Distributor if there is any change in the management, ownership or control of Distributor. Distributor agrees to provide notice to Manufacturer no earlier than thirty (30) business days prior to the consummation of any change in the management, ownership or control of Distributor.

                  (b) Without prejudice to any other provision in this Agreement, Manufacturer shall be entitled to terminate this Agreement by giving not less than five (5) days' written notice to Distributor upon the occurrence of any of the following:

                           (i) Distributor fails to perform its obligations
under the Distributor's Business
Plan and such non-performance continues for thirty (30) days after written notice giving full particulars of such non-performance and requiring it to be remedied;

                           (ii) Distributor commits any breach of any of the
provisions of this Agreement and,
in the case of a breach of a payment obligation, fails to remedy the same within five (5) days after written notice of such failure to pay, and in the case of a breach of any other obligation, fails to remedy the same within thirty (30) days after receipt of a written notice giving full particulars of the breach and requiring it to be remedied;

                           (iii) Distributor goes into bankruptcy, moratorium,
receivership, liquidation, or
anything analogous to any of the foregoing under the law of any jurisdiction; or

                           (iv) Distributor ceases to carry on business or
Manufacturer reasonably believes
that Distributor will be ceasing to carry on business or otherwise be unable to perform its obligations to Manufacturer.

                  (c) Distributor shall have no claim against Manufacturer for compensation for loss of distribution rights, loss of goodwill or any similar loss.

         7.3 Right to Buy Upon Termination. At any time after the Term, Manufacturer, at its option, shall be entitled (but not obliged) to buy from Distributor all or any part of the inventory of the Products then held by Distributor at the price originally paid by Distributor.

8. Covenant Not to Compete; Non-Solicitation.

         8.1      Covenant Not to Compete.

                  (a) Distributor hereby covenants and agrees that, during the Term and for a period of one (1) year thereafter, neither Distributor nor its Affiliates (hereinafter defined) shall, directly or indirectly:

                           (1) engage in the research or development of any
products which are in direct competition with the Products (the "Competing Products");

                           (2) represent, manufacture, market, or sell Competing
Products in the Territory;

                           (3) engage, invest, participate, or be interested in
any business which at any time currently or in the future competes with Manufacturer (the "Restricted Business"), anywhere in the Territory; or

                           (4) have any interest in, own, manage, operate,
control, be connected with as a stockholder (other than as a stockholder of less than one percent (1%) of the issued and outstanding stock of a publicly held corporation), joint venturer, officer, director, agent, lender, representative, partner, employee or consultant, or otherwise engage or invest or participate in any Restricted Business;

                  (b) During the Term, Manufacturer shall not (1) take any action which may jeopardize Distributor's exclusive right and license hereunder or Distributor's appointment as its exclusive Distributor in the Territory, and,
(2) except with respect to Reserved Customers, make any solicitation in the Territory without Distributor's prior written approval and coordination or make any sale of Products (or cause the sale of its Products) to customers in the Territory without complying with the terms of this Agreement.

         8.2 Non-solicitation. Distributor hereby covenants and agrees that, during the Term, and continuing until the one (1) year anniversary of the expiration of the Term, neither Distributor nor its Affiliates (hereinafter defined) shall, directly or indirectly:

                  (a) solicit or recruit, or attempt to solicit or recruit, for employment or for independent contract in connection with any Restricted Business operating in the Territory, any employee or independent contractor who is or was employed or under contract with Manufacturer during the Term; or

                  (b) solicit the business of any customer or prospective customer of Manufacturer's (i) whose needs became known to Distributor during the term of this Agreement, or (ii) with whom Distributor has had dealings as a result of this Agreement, wherein such solicitation involves any service or product that is similar to or in competition with any service or product of Manufacturer either existing or in the process of being developed at the time of the termination of this Agreement;

         8.3 Modification. If any provision of this Agreement is held by any court of competent jurisdiction to be unenforceable because of the scope, duration or area of its applicability, a court of competent jurisdiction shall have the right to modify such scope, duration or area or all of them so as to render them enforceable, and such provision shall then be applicable in such modified form.

         8.4 Injunctive Relief. Distributor acknowledges that Manufacturer will have no adequate remedy at law if Distributor or any of its Affiliates breaches any covenant contained in Section 6 or Section 8. In the event of any such breach or threatened breach, Manufacturer shall have the right, in addition to any other remedy that it may have, to obtain in any court of competent jurisdiction, injunctive relief to restrain any breach or threatened breach of or otherwise to specifically enforce any of the covenants contained in Section 6 and/or Section 8, as the case may be.

         8.5 Affiliate. The term "Affiliate", as used herein, shall be deemed to mean, with respect to any individual, any individual directly related to such individual, whether through blood or marriage, and any Entity directly or indirectly controlled by such individual, through the ownership of all or any part of such Entity; and, with respect to any Entity, any individual or Entity directly or indirectly controlling, controlled by or under direct or indirect common control with such Entity, through employment or ownership, in whole or in part. The term "Entity", as used herein, shall be deemed to mean a corporation, partnership, association, trust, estate or other entity or organization.

9. Limited Product Warranty; Indemnification.

         9.1      Limited Product Warranty.

                  (a) Limited Product Warranty. For purposes of this Agreement, "Covered Person" means the ultimate end-user that originally purchases the Products from Distributor or Distributor's agents or sub-distributors. Manufacturer shall provide to Covered Persons a limited product warranty (the "Limited Warranty") that the Products shall be free from defects in material and workmanship for a period of twenty four (24) months from the date of purchase (the "Warranty Period"), subject to the conditions and limitations set forth herein. The Limited Warranty shall be provided only to the Covered Person and no other person. The sole and exclusive remedy for defects in Products covered by this Limited Warranty shall be limited to the correction of the defect by repair or replacement, at Manufacturer's option. The Limited Warranty shall not apply to Products that have been subjected to mishandling, misuse, neglect, improper or inadequate storage, improper testing, improper installation, repair, alteration, damage, assembly, or processing that alters physical or electrical properties. This Limited Warranty shall terminate upon expiration of the Warranty Period.

                  (b) Limited Warranty Claim Procedure. If a Product is defective, the Covered Person shall, during the Warranty Period, return the product to Distributor, who shall inspect the returned Product for defects. If Distributor reasonably believes that the returned Product is defective and is covered under the Limited Warranty, it shall promptly forward the returned product to Manufacturer for repair or replacement. Manufacturer shall pay the shipping charges to return the product to Distributor and bear the risk of loss during transit, unless Manufacturer determines that the defect is not covered by the Limited Warranty. In the event that Distributor or Manufacturer determines that a returned product is not covered by the Limited Warranty, it shall immediately notify the Covered Person and request instructions regarding disposition.

                  (c) Restocking Fee. Within six (6) months after the date hereof, Distributor shall establish a division in its organization that is responsible and able to fulfill Distributor's obligations with respect to the Limited Warranty, including, without limitation, the testing of returned Products and their delivery to Manufacturer. The Restocking Fee shall be deemed waived by Manufacturer for any Product that is received by Manufacturer at any time prior to six (6) months after the purchase date. In any case Manufacturer will not pay back the cost of the returned. Returned product that will be found not operative will be exchanged for new ones

                  (d) Annual Warranty Claim Report. No later than thirty (30) days after the end of each 12 (twelve) month period of the Term, Distributor shall provide to Manufacturer a written report of all warranty claims received by Distributor during such 12 (twelve) month period.


         9.2      Indemnity.

                  (a) Indemnity by Distributor. Distributor shall indemnify and hold harmless Manufacturer and its Affiliates, officers, directors, stockholders, employees, and agents, and the successors and assigns of all of them (the "Indemnified Parties"), and shall reimburse the Indemnified Parties for, any loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and attorneys' fees) directly or indirectly arising from or in connection with (a) any failure by Distributor or its sub-distributors or agents to perform or comply with any agreement, covenant or obligation in this Agreement, (b) any claim made at any time by any governmental authority with respect to the business of Distributor or its sub-distributors or agents and the marketing, distribution, or sale of the Product; and (c) any warranty claim pursuant to Section 9.1 hereof, if the Product that is asserted to be defective has been subjected by Distributor to mishandling, misuse, neglect, improper or inadequate storage, improper testing, repair, alteration, damage, assembly, or processing that alters physical or electrical properties. This Section 9.2 shall survive the expiration of the Term.

                  (b) Indemnity by Manufacturer. Manufacturer represents and warrants that it has sufficient coverage to cover product and applicable liability claims with respect to the Products to be sold hereunder and Distributor shall be covered by such Manufacture's liability insurance policy as an additional insured party. Manufacturer shall indemnify and hold Distributor harmless from all claims damages, and expenses (including reasonable attorneys' fees) based on any product and applicable liability claims with respect to the Products to be sold hereunder.

10.      Miscellaneous.

         10.1 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (a) if by personal delivery, when so delivered, (b) if mailed, two (2) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth on the first page of this Agreement, (c) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being addressed to the intended recipient as set forth on the first page of this Agreement; or (d) if given by facsimile, once such notice is transmitted to the facsimile number specified in writing by the intended recipient for such purpose and the appropriate answer back or telephonic confirmation is received. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

         10.2 Choice of Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of New Jersey, United States, without giving effect to principles of conflicts of law.

         10.3 Jurisdiction. The parties hereby irrevocably consent to the in personam jurisdiction of the state or federal courts located in the state of New Jersey, United States, in connection with any action or proceeding arising out of or relating to this Agreement or the transactions and the relationships established thereunder. The parties hereby agree that such courts shall be the venue and exclusive and proper forum in which to adjudicate such matters and that they will not contest or challenge the jurisdiction or venue of these courts.

         10.4 WAIVER OF ANY AND ALL RIGHTS TO A TRIAL BY JURY. ALL PARTIES TO THIS AGREEMENT UNCONDITIONALLY, IRREVOCABLY, AND EXPRESSLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, SUIT, COUNTERCLAIM, OR CROSS-CLAIMS ARISING DIRECTLY OR INDIRECTLY IN ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT, OR OTHERWISE) IN ANY WAY ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT OR TRANSACTIONS OR THE RELATIONSHIPS ESTABLISHED THEREUNDER. ALL PARTIES CONFIRM THAT THE FOREGOING WAIVER OF A TRIAL BY JURY IS INFORMED AND FREELY MADE.

         10.5 Entire Agreement. This Agreement and the Annexes attached hereto set forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersedes all prior or contemporaneous agreements, arrangements and understandings of the parties relating to the subject matter hereof. No representation, promise, inducement, waiver of rights, agreement or statement of intention has been made by any of the parties which is not expressly embodied in this Agreement, such other agreements, notes or instruments related to this transaction executed simultaneously herewith, or the written statements, certificates, schedules or other documents delivered pursuant to this Agreement or in connection with the transactions contemplated hereby.

         10.6 Assignment. Except as permitted in Section 2.5, Distributor's rights and obligations under this Agreement shall not be assigned or delegated, by operation of law or otherwise, without Manufacturer's prior written consent, and any such assignment or attempted assignment shall be void, of no force or effect, and shall constitute a material default by such party.

         10.7 Amendments. This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by all of the parties hereto or, in the case of a waiver, by the party waiving compliance.

         10.8 Waivers. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other term, covenant, representation or warranty of this Agreement.

         10.9 Counterparts; Fascimile Signatures. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures transmitted by facsimile shall have the same force and effect as original signatures.

         10.10 Survival. All covenants and agreements of the parties contained herein which are to be performed after the expiration of the Term shall survive the expiration of the Term.

         10.11 Interpretation. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof.

         IN WITNESS WHEREOF, the parties have duly executed this International Exclusive Distributorship Agreement as of the date first above written.


                                               DISTRIBUTOR:

                                               ELCART DISTRIBUTION S.P.A.

                                               By:      /s/ Roberto Muzzetta
                                               Name: Roberto Muzzetta
                                               Title:   Legal Representative


                                               MANUFACTURER:

                                               SMART ENERGY SOLUTIONS, INC.

                                               By:      /s/ Edward Braniff
                                               Name: Edward Braniff
                                               Title:   Chief Financial Officer

                                    EXHIBIT A

                              THE PRODUCTS & PRICE



                            Battery Brain Type I  $*

                            Battery Brain Type II $*

                            Battery Brain Type III $*

----------
* Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

                                    EXHIBIT B

                            DESCRIPTION OF TERRITORY

The Territory is the geographical area within the national borders of each of the following states:


                                      Italy

                                    EXHIBIT C

                        DESCRIPTION OF MARKETING, SALES,
                       AND CUSTOMER SERVICE ORGANIZATION


                                      -19-